Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Financial Engines, Inc.:

We consent to the use of our report dated February 22, 2013, with respect to the consolidated balance sheets of Financial Engines, Inc. and subsidiaries as of December 31, 2011 and 2012, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

February 22, 2013